Exhibit 99.1

The Cereghino Group Corporate Investor Relations 206.388.5785 www.stockvalues.com

	CONTACT:	Brad Forsyth
Chief Financial Officer
NEWS RELEASE		(415) 408-4700

Willis Lease Finance Closes Revolving Credit Facility for $240 Million

NOVATO, CA – November 23, 2009 – Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today announced that it has closed a new revolving credit facility. The $240 million credit facility, with an interest rate equal to LIBOR plus 3.5%, is available to Willis Lease on a revolving basis for three years through November 2012. The credit facility is provided by a syndicate of banks led by Union Bank, N.A., as Administrative Agent and Lead Arranger, and Wells Fargo Bank, N.A. as Co-Lead Arranger.  This credit facility and other credit facilities support the company and its subsidiaries in financing its lease portfolio which stood at $921.0 million as of September 30, 2009.

“Access to capital is fundamental to our ability to grow and prosper, and our continued success in building strong relationships with banks all over the globe demonstrates the strength of this company,” said Charles F. Willis, President and CEO.  “We are pleased to continue our strong relationship with our syndicate of lenders and appreciate their support. Several of the participating banks were involved in our prior facility and we are pleased by the involvement of new banks. Despite the very challenging financial markets, our finance and legal teams, once again, did a fantastic job putting in place a new revolving credit facility and attracting three new banks to our account. Our reputation as a leader in the engine leasing industry with a portfolio heavily weighted toward new generation fuel-efficient engines, together with a long history of strong operational and financial performance, has served us well in placing this facility in a difficult credit environment.”

The $240 million revolving credit facility has the ability to be expanded to $300 million, through increased commitments from current lenders or the addition of new lenders to the facility. “With the closing of this facility, revolving and warehouse credit facilities total $440 million, with $103 million in funds available to us,” Willis said.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.  In June 2009, Willis Lease Finance was added to the Russell 2000 Index, a subset of the Russell 3000 Index, which are both widely used by professional money managers as benchmarks for investment strategies. In July 2009, Willis Lease Finance was ranked 19th on Fortune Small Business Magazine’s America’s list of 100 fastest growing small public companies.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Note:  Transmitted on GlobeNewswire on November 23, 2009, at 5:00 a.m. PST.